PRESS RELEASE

For release:	February 8, 2007

Contact:	Financial	Media
	Kevin L. Tate, CPA	Lorraine L. Kemmerer
	Chief Financial Officer	(610) 660-6815
	(610) 660-6813	lkemmerer@uaigroupinc.com
ktate@uaigroupinc.com
United America Indemnity, Ltd. Reports Fourth Quarter 2006 Results
     George Town, Grand Cayman, Cayman Islands (February 8, 2006) — United America Indemnity, Ltd. (NASDAQ:INDM) today reported results for the fourth quarter of 2006.
     Selected financial data for the fourth quarter 2006 included:
•	A 37.6% increase in operating income to a record $29.5 million or $0.79 per diluted share, compared to $21.4 million or $0.58 per diluted share recorded in the fourth quarter of 2005.

•	A 37.6% increase in net income to $29.3 million or $0.78 per diluted share, compared to $21.3 million or $0.57 per diluted share in the fourth quarter of 2005.

•	A combined ratio of 81.0% compared to 87.2% in the fourth quarter of 2005.

•	A $10.6 million pre-tax reduction in net unpaid loss and loss adjustment expenses due to favorable loss trends relative to prior accident years.
     Financial highlights for the year ended December 31, 2006 included:
•	A 41.2% increase in operating income to a record $90.4 million or $2.43 per diluted share, compared to $64.0 million or $1.75 per diluted share for the year ended December 31, 2005.

•	A 51.6% increase in net income to $99.4 million or $2.68 per diluted share, compared to $65.6 million or $1.79 per diluted share for the year ended December 31, 2005.

•	A combined ratio of 87.5% compared to 90.9% for the year ended December 31, 2005.

•	A $15.6 million pre-tax reduction in net unpaid loss and loss adjustment expenses due to favorable loss trends relative to prior accident years.

•	A $246.8 million reduction in reinsurance receivables, net of collateral, to $339.6 million or 0.4 x shareholders’ equity at December 31, 2006.

•	An after-tax gain of $9.4 million, or $0.25 per diluted share, related to the September 30, 2006 sale of the assets of Penn Independent Corporation.

•	A 19.3%, or $123.3 million, increase in book value to $763.3 million at December 31, 2006.

•	A 17.2% increase in book value per share to $20.52 at December 31, 2006.
United America Indemnity’s Fourth Quarter 2006 Results
     United America Indemnity’s (the “Company’s”) operating income for the three months ended December 31, 2006 increased 37.6% to $29.5 million ($0.79 per diluted share), compared with $21.4 million ($0.58 per diluted share) for the same period in 2005. Operating income for the three months ended December 31, 2006 includes a $10.6 million pre-tax increase ($6.9 million after tax or $0.18 per diluted share) due to the decrease in net loss and loss adjustment expenses resulting from favorable loss trends relative to prior accident years. Operating income for the three months ended December 31, 2005 included a $1.3 million ($0.04 per diluted share) benefit resulting from a reduction in after-tax catastrophe losses from Hurricanes Katrina, Rita and Wilma, net of reinsurance and inclusive of premiums to reinstate reinsurance coverage.
     The Company’s net income for the three months ended December 31, 2006 increased 37.6% to $29.3 million ($0.78 per diluted share), compared with $21.3 million ($0.57 per diluted share) for the same period in 2005. Net income for the three months ended December 31, 2006 included a $0.7 million after-tax charge related to the September 30, 2006 sale of substantially all of the assets of Penn Independent Corporation (“Penn Independent”) and $0.5 million of after-tax net realized investment gains, compared to $0.1 million of after-tax net realized investment gains in the corresponding period of 2005.
     The Company’s combined ratio, a key measure of insurance profitability, was 81.0% in the fourth quarter of 2006, compared with 87.2% in the same quarter of last year. Excluding the impact of the reduction in net loss and loss adjustment expenses relating to prior accident years, the combined ratio for the fourth quarter of 2006 was 88.5%. Excluding the impact of the reduction in catastrophe losses from Hurricanes Katrina, Rita and Wilma, the combined ratio for the fourth quarter of 2005 was 87.9%.
     Gross premiums written decreased 1.0% to $158.3 million in the current quarter from $159.9 million in the fourth quarter of 2005. Net premiums written decreased 1.6% to $136.9 million from $139.1 million in the fourth quarter of 2005. The Company ended the fourth quarter of 2006 with cash and invested assets of $1,656.2 million, an increase of $236.6 million, or 16.7%, from December 31, 2005. Net investment income for the fourth quarter of 2006 of $19.4 million increased 47.8%, compared to the same quarter in 2005, due to an increase in cash and invested assets as well as increased investment yields on both our fixed income portfolio as well as our cash and short term investments. Net investment income for the fourth quarter of 2006 also included $1.1 million of limited partnership distributions compared to $0.4 million for the same period last year.

Cash flow provided by operating activities in the fourth quarter of 2006 was $28.4 million, compared to $38.6 million in the fourth quarter of 2005.
     The Company reduced reinsurance receivables during the fourth quarter by $39.6 million resulting from favorable loss trends relative to prior accident years. The ratio of reinsurance receivables net of collateral to shareholders’ equity was 0.4 at December 31, 2006 compared to 0.5 at September 30, 2006 and 0.9 at December 31, 2005. Reinsurance receivables, net of collateral at December 31, 2006, decreased by 14.0% or $55.5 million to $339.6 million from $395.1 million on September 30, 2006 and decreased by 42.1% or $246.8 million, from $586.4 million at December 31, 2005. The aggregate amount of collateral securing the reinsurance receivables held by the Company was $642.9 million at December 31, 2006. Reinsurance receivables, gross of collateral at December 31, 2006, decreased 6.0% or $62.5 million, to $982.5 million from $1,045.0 million at September 30, 2006, and decreased 23.1% or $295.7 million from $1,278.2 million at December 31, 2005.
     United America Indemnity’s book value at December 31, 2006 of $763.3 million represents a 19.3% increase from the Company’s book value of $639.9 million on December 31, 2005. The Company’s book value per share increased 17.2% to $20.52 per share, compared to $17.51 per share at December 31, 2005. Book value per share at December 31, 2006 and 2005 is based on 37.2 million and 36.6 million, respectively, aggregate Class A and Class B common shares outstanding.
United America Indemnity’s Fourth Quarter Gross and Net Premiums Written Results by Business Unit

	Quarter Ended December 31
	(Dollars in thousands)
	Gross Premiums Written		Net Premiums Written
	2006	2005	2006	2005
Penn America Products	$97,269	$103,384	$88,031	$96,571
United National Products	60,981	56,539	48,825	42,484

Total	$158,250	$159,923	$136,856	$139,055

     Penn-America: Penn-America writes small commercial businesses through a select network of general agents. Gross premiums written and net premiums written decreased 5.9% and 8.8%, respectively, compared with the fourth quarter of 2005. The decrease in gross premium written was primarily the result of decreased casualty premium. The decrease in net premiums written was primarily the result of decreased casualty premium partially offset by increased retentions on its casualty reinsurance treaties.
     United National: United National writes specialty products in four distinct market segments — professional liability, class specific, property and casualty brokerage and umbrella/excess liability. Gross premiums written and net premiums written increased 7.9% and 14.9%, respectively, compared with the fourth quarter of 2005. The increase in gross and net premiums written resulted primarily from an increase in the class specific, professional liability and brokerage segments, partially offset by decreased writings in the umbrella/excess segment.

United America Indemnity’s Year Ended December 31, 2006 Results
     United America Indemnity completed its merger with Penn-America and its acquisition of Penn Independent on January 24, 2005. The results for United America Indemnity do not reflect the results of Penn-America and Penn Independent before this date.
     United America Indemnity’s operating income for the year ended December 31, 2006 increased 41.2% to $90.4 million ($2.43 per diluted share), compared with $64.0 million ($1.75 per diluted share) for the same period in 2005. The 2006 operating results include a $15.6 million pre-tax benefit ($10.1 million after tax or $0.27 per diluted share) resulting from the reduction in unpaid loss and loss adjustment expenses related to favorable loss trends relative to prior accident years. The 2005 results included after-tax net catastrophe losses from Hurricanes Katrina, Rita and Wilma of $8.0 million ($0.21 per diluted share), net of reinsurance and inclusive of premiums to reinstate reinsurance coverage.
     United America Indemnity’s net income for the year ended December 31, 2006 increased 51.6% to $99.4 million ($2.68 per diluted share) compared with $65.6 million ($1.79 per diluted share) for the same period in 2005. Net income for the year ended December 31, 2006 included a $9.4 million after-tax gain ($0.25 per diluted share) resulting from the sale of substantially all of the assets of Penn Independent Corporation and $0.4 million ($0.01 per diluted share) of after-tax net realized investment losses. Net income for the year ended December 31, 2005 included $0.1 million ($0.00 per diluted share) of after-tax realized investment gains and an extraordinary gain of $1.4 million ($0.04 per diluted share).
     The Company’s combined ratio was 87.5% for the year ended December 31, 2006, compared with 90.9% for the same period last year. Excluding the impact of the reduction in net loss and loss adjustment expenses relating to prior accident years, the combined ratio for the year ended December 31, 2006 was 90.3%. Excluding the impact of the catastrophe losses from Hurricanes Katrina, Rita and Wilma, the combined ratio for the year ended December 31, 2005 was 88.9%.
     Gross premiums written for the year ended December 31, 2006 increased 4.8% to $653.0 million, from $622.9 million for the same period in 2005. Net premiums written increased 7.9% to $560.5 million, from $519.7 million in the comparable period of 2005.
United America Indemnity’s Year Ended December 31, 2006 and 2005 Gross and Net Premiums Written Results by Business Unit

	Year Ended December 31
	(Dollars in thousands)
	Gross Premiums Written		Net Premiums Written
	2006	2005	2006	2005
Penn America Products	$397,981	$381,567	$362,900	$342,092
United National Products	254,984	241,311	197,635	177,641

Total	$652,965	$622,878	$560,535	$519,733

     Penn-America: Gross and net premiums written increased 4.3% and 6.1%, respectively, compared with 2005. The increases in gross and net premiums written were primarily the result of the merger of United America Indemnity with Penn-America. Net premiums written also increased resulting from increased retentions relating to its casualty reinsurance treaties.
     United National: Gross premiums written and net premiums written increased 5.7% and 11.3% respectively, compared with 2005. The increases in gross and net premiums written were primarily the result of an increase in the class specific and property brokerage segments, partially offset by a reduction in the professional liability and umbrella segments.
United America Indemnity, Ltd. — Sale of Penn Independent Corporation
     On September 30, 2006, United America Indemnity sold substantially all of the assets of Penn Independent to Brown & Brown, Inc. As a result of this sale, the Company is classifying the results of agency operations, including the gain on this sale, as discontinued operations for 2006 and 2005. The following table sets forth the composition of the gain from discontinued operations in accordance with generally accepted accounting principles (“GAAP”).

	For the Three Months		For the Year
	Ended December 31		Ended December 31
	(Dollars in thousands)
	2006	2005	2006	2005

Profit (loss) from Agency Operations, net of tax	$1	$(956)	$555	$(540)

Gain (loss) on Sale of Assets, including one-time charges, net of tax	(690)	—	9,413	—

Discontinued Operations, net of tax	$(689)	$(956)	$9,968	$(540)

About United America Indemnity, Ltd.
United America Indemnity, Ltd. through its several direct and indirect wholly owned subsidiary insurance companies is a national and international provider of excess and surplus lines and specialty property and casualty insurance and reinsurance, both on an admitted and non-admitted basis. The Company’s principal operating subsidiaries include:
•	Penn-America, a provider to small businesses across the United States of excess and surplus lines property and casualty insurance through a select network of general agents;

•	United National, a provider of specialty excess and surplus lines property and casualty insurance products in four distinct market segments — professional liability, class specific property and casualty insurance programs, specialty property and casualty brokerage, and umbrella/excess liability;

•	Wind River Reinsurance Company, Ltd., a Bermuda based treaty and facultative reinsurer of excess and surplus lines and specialty property and casualty insurance.
For more information, visit the United America Indemnity, Ltd. website at www.uai.ky.

Teleconference and Webcast for Interested Parties
     Saul A. Fox, Chairman of the Board and Chief Executive Officer of United America Indemnity, Ltd., Robert M. Fishman, President and Chief Executive Officer of United America Insurance Group, and Kevin L. Tate, CPA, Chief Financial Officer of United America Indemnity, Ltd. will conduct a teleconference for interested parties on February 9, 2007 at 8:30 a.m. Eastern Time to discuss the fourth quarter 2006 results.
     The Company will release its earnings after the close of business on February 8, 2007 and prior to the teleconference.
     To participate in the teleconference, please telephone (800) 230-1085 (U.S. and Canada) or (612) 332-0335 (International) and you will be greeted by an operator. Please reference UAI Fourth Quarter Earnings Release Call or reference Robert Fishman.
     The teleconference is being webcast by AT&T and can be accessed at the company’s website at www.uai.ky. Please access the site at least 15 minutes prior to the teleconference to register, download and install any necessary software. The webcast is also being distributed over AT&T’s Audio-Only Web ConferenceCast. To access live or archived event, please use this URL: http://65.197.1.5/att/confcast, Conference ID#: 859982 and click GO.
     The teleconference will be available for replay beginning 12:00 p.m. on February 9, 2007 until 11:59 p.m. February 16, 2007. To listen to the replay, please telephone 800-475-6701 (U.S. and Canada) or 320-365-3844 (International) then enter 859982.
Forward-Looking Information
     This release contains forward-looking information about United America Indemnity, Ltd. and the operations of United America Indemnity, Ltd. that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, expectations or consequences of the transactions, and statements about the future performance, operations, products and services of the companies.
     The business and operations of United America Indemnity, Ltd. is and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: (1) the ineffectiveness of United America Indemnity, Ltd.’s business strategy due to changes in current or future market conditions; (2) the effects of competitors’ pricing policies, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products; (3) greater frequency or severity of claims and loss activity than United America Indemnity, Ltd.’s underwriting, reserving or investment practices have anticipated; (4) decreased level of demand for United America Indemnity, Ltd.’s insurance products or increased competition due to an increase in capacity of property and casualty insurers; (5) risks inherent in establishing loss and loss adjustment expense reserves; (6) uncertainties relating to the financial ratings of United America Indemnity, Ltd.’s insurance subsidiaries; (7) uncertainties arising from the cyclical nature of United America Indemnity, Ltd.’s business; (8) changes in United America Indemnity, Ltd.’s relationships with, and the capacity of, its general agents; (9) the risk that United America Indemnity, Ltd.’s reinsurers may not be able to fulfill obligations; (10) investment performance and credit risk; and (11) uncertainties relating to governmental and regulatory policies. The foregoing review of important factors should be read in conjunction with the other cautionary statements that are included in United America Indemnity, Ltd.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as well as in the materials filed and to be filed with the U.S. Securities and Exchange Commission (SEC). United America Indemnity, Ltd. does not make any commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.
# # #
Note: Tables Follow

UNITED AMERICA INDEMNITY, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	For the Three Months		For the Year
	Ended December 31		Ended December 31
	2006	2005	2006	2005
Gross premiums written	$158,250	$159,923	$652,965	$622,878

Net premiums written	$136,856	$139,055	$560,535	$519,733

Net premiums earned	$139,961	$131,529	$546,469	$475,430
Investment income, net	19,354	13,095	66,538	47,118
Net realized investment gains (losses)	814	204	(570)	554

Total revenues	160,129	144,828	612,437	523,102

Net losses and loss adjustment expenses	69,284	72,613	304,355	288,124
Acquisition costs and other underwriting expenses	44,039	42,055	173,686	144,120
Corporate and other operating expenses	5,438	4,152	16,515	14,810
Interest expense	2,652	2,675	11,393	9,435

Income before income taxes	38,716	23,333	106,488	66,613
Income tax expense	9,223	1,131	18,064	3,017

Net income before minority interest and equity in net income of partnership	29,493	22,202	88,424	63,596
Minority interests, net of tax	—	17	—	19
Equity in net income of partnership	493	36	1,026	1,092

Net income before discontinued operations and extraordinary	29,986	22,255	89,450	64,707
gain
Discontinued operations, net of tax	(689)	(956)	9,968	(540)
Extraordinary gain	—	—	—	1,426

Net income	$29,297	$21,299	$99,418	$65,593

Weighted average shares outstanding — basic	36,947	36,497	36,778	35,904

Weighted average shares outstanding — diluted	37,389	37,171	37,158	36,590

Net income per share — basic	$0.79	$0.58	$2.70	$1.83

Net income per share — diluted	$0.78	$0.57	$2.68	$1.79

Combined ratio analysis:
Before purchase accounting adjustments:
Loss ratio	49.5	54.2	55.7	58.0
Expense ratio	31.5	33.3	31.8	33.2

Combined ratio	81.0	87.5	87.5	91.2

Impact of purchase accounting adjustments:
Loss ratio	—	1.0	—	2.6
Expense ratio	—	(1.3)	—	(2.9)

Combined ratio	—	(0.3)	—	(0.3)

As reported, after purchase accounting adjustments:
Loss ratio	49.5	55.2	55.7	60.6
Expense ratio	31.5	32.0	31.8	30.3

Combined ratio	81.0	87.2	87.5	90.9

Certain prior period amounts have been reclassified to conform to the 2006 presentation. Earnings per share includes results of discontinued operations. The presentation above is not in conformity with generally accepted accounting principles (GAAP) which requires earnings per share for discontinued operations to be disclosed separately.

UNITED AMERICA INDEMNITY, LTD.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	As of	As of
ASSETS	December 31, 2006	December 31, 2005
Bonds:
Available for sale securities, at fair value	$1,246,684	$1,085,624
(amortized cost: 2006 - $1,251,197 and 2005 - $1,092,137)
Preferred shares:
Available for sale securities, at fair value	4,369	6,400
(cost: 2006 - $3,902 and 2005 - $6,563)
Common shares:
Available for sale securities, at fair value	71,003	59,602
(cost: 2006 - $57,351 and 2005 - $56,654)
Other invested assets, at fair value (cost: 2006 - $24,712 and 2005 - $25,939)	60,863	52,427

Total investments	1,382,919	1,204,053

Cash and cash equivalents	273,294	215,511
Accounts receivable	8,579	24,235
Agents’ balances	86,409	78,669
Reinsurance receivables	982,502	1,278,156
Accrued investment income	13,150	12,260
Federal income taxes receivable	72	415
Deferred federal income taxes	12,661	21,646
Deferred acquisition costs	60,086	59,339
Goodwill	84,246	101,854
Intangible assets	23,528	30,852
Prepaid reinsurance premiums	38,335	41,688
Other assets	18,456	33,324

Total assets	$2,984,237	$3,102,002

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$1,702,010	$1,914,224
Unearned premiums	283,265	272,552
Amounts held for the account of others	15,491	22,781
Ceded balances payable	16,235	22,895
Insurance premiums payable	1,797	25,252
Contingent commissions	8,629	11,061
Senior notes payable	90,000	90,000
Junior subordinated debentures	61,857	61,857
Notes and loans payable	4,382	6,455
Other liabilities	37,301	34,936

Total liabilities	2,220,967	2,462,013

Minority interest	—	62

Shareholders’ equity:
Common shares, $0.0001 par value	4	4
Additional paid-in capital	515,357	504,541
Accumulated other comprehensive income	22,580	9,471
Retained earnings	225,329	125,911

Total shareholders’ equity	763,270	639,927

Total liabilities and shareholders’ equity	$2,984,237	$3,102,002

UNITED AMERICA INDEMNITY, LTD.
SUMMARY OF OPERATING INCOME
(Dollars and shares in thousands, except per share data)

	For the Three Months		For the Year
	Ended December 31		Ended December 31
	2006	2005	2006	2005

Operating income	$29,473	$21,424	$90,430	$64,040

Adjustments:

Net realized investment gains (losses), net of tax	514	(125)	(425)	127

Gain and one-time charges from discontinued operations, net of tax	(690)	—	9,413	—

Extraordinary gain				1,426

Total after-tax adjustments	(176)	(125)	8,988	1,553

Net income	$29,297	$21,299	$99,418	$65,593

Weighted average shares outstanding — basic	36,947	36,497	36,778	35,904

Weighted average shares outstanding — diluted	37,389	37,171	37,158	36,590

Operating income per share — basic	$0.80	$0.59	$2.46	$1.78

Operating income per share — diluted	$0.79	$0.58	$2.43	$1.75

Note Regarding Operating Income
In managing its business and evaluating its performance, United America Indemnity’s management focuses on operating income (net income excluding after-tax net realized investment gains (losses), gain and one-time charges from discontinued operations, net of tax, and extraordinary items that do not reflect overall operating trends) as a more appropriate measure to the ongoing operations of the business. Operating income is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.